Exhibit 99.1

FOR IMMEDIATE RELEASE
CONTACTS:

Charles Ramey, CEO	Donald C. Weinberger/Alisa Steinberg (media)
US Dataworks, Inc.	Wolfe Axelrod Weinberger Assoc. LLC
(281) 504-8100	Tel. (212) 370-4500 Fax (212) 370-4505
US DATAWORKS RECEIVES AMEX NOTICE REGARDING
NONCOMPLIANCE WITH CONTINUED LISTING STANDARDS
Sugar Land, TX— July 29, 2008 — US Dataworks, Inc. (AMEX: UDW), announced today that it had received a notice from The American Stock Exchange (AMEX) dated July 23, 2008 stating that the Company is not in compliance with certain continued listing standards of the AMEX Company Guide. Specifically, the Company is not in compliance with Section 1003(a)(ii) and 1003(a)(iii) of the Company Guide because the Company’s stockholder’s equity was less than $4,000,000 and it had losses from continuing operations and net losses in three of the last four most recent fiscal years, and because its stockholders’ equity was less than $6,000,000 and the Company had losses from continuing operations and net losses in the last five most recent fiscal years. In addition, AMEX advised the Company that, in accordance with Section 1003(f)(v) of the Company Guide, the Company must effect a reverse stock split to address its low stock price. Failure to effect a reverse split within a reasonable amount of time could result in suspension or delisting of the Company’s common stock.
The notice is based on a review by the AMEX of US Dataworks’ Form 10-KSB for the year ended March 31, 2008, which publicly disclosed the financial status of the Company at that time.
US Dataworks must submit a plan by August 22, 2008 advising AMEX of the actions it has taken, or will take, that would bring US Dataworks into compliance with Sections 1003(a)(ii) and 1003(a)(iii) of the Company Guide within a maximum of 18 months from the date of the notice. The Company is taking steps to prepare and submit such a plan to AMEX on or before August 22, 2008.
The Listings Qualifications Department of AMEX will evaluate our plan and determine whether it reasonably demonstrates our ability to regain compliance with the continued listing standards within 18 months. If AMEX accepts our plan, we may be able to continue our listing during the plan period provided that we make progress consistent with our plan and comply with other applicable AMEX listing qualifications. If we fail to submit a satisfactory plan or fail to make progress consistent with the plan accepted by the AMEX, AMEX may initiate delisting procedures. During the plan period, we will be subject to periodic review to determine whether we are making progress consistent with the plan.
Failure to submit a plan, or if the plan is not accepted, the Company could be subject to delisting procedures. Furthermore, if the plan is accepted but the Company is not in compliance with all the continued listing standards by January 22, 2010, the Company could be subject to delisting procedures.
About US Dataworks, Inc.
US Dataworks is a developer of payment processing solutions, focused on the Financial Services market, Federal, State and local governments, billers and retailers. Software developed by US Dataworks is designed to enable organizations to transition from traditional paper-based payment and billing processes to electronic solutions that automate end-to-end processes for accepting and clearing checks.
Except for the historical information contained herein, the matters set forth in this press release, including, but not limited to, statements regarding US Dataworks’ intent to submit a plan to AMEX, the timing of such submission and the potential outcomes regarding continued listing on AMEX, are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including, but not limited to, our ability to timely submit our plan, whether the plan will be approved, our ability to continue to comply with other continued listing standards and our ability to effect a reverse stock split, and other risks detailed from time to time in the SEC reports of US Dataworks, including its annual report on Form 10-KSB for the year ended March 31, 2008. These forward-looking statements speak only as of the date hereof. US Dataworks disclaims any obligation to update these forward-looking statements.